Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (as amended, the “Schedule 13D”), including any and all amendments thereto, with respect to the Class A Common Stock, $0.0001 par value, of Clearwire Corporation, a Delaware corporation (the “Company”), and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. Without limiting the foregoing, each party hereto agrees to notify the other parties hereto within one business day after any material change to the facts set forth in the Schedule 13D concerning such party. Such notice shall be provided to such other parties in accordance with the provisions of Section 14.1 of the Transaction Agreement and Plan of Merger, dated as of May 7, 2008, by and among Sprint Nextel Corporation, the Company, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 19, 2008.

Sprint Nextel Corporation

By	/s/ Leonard J. Kennedy
Name:	Leonard J. Kennedy
Title:	General Counsel

Comcast Corporation

By	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Senior Vice President

Time Warner Cable Inc.

By	/s/ David A. Christman
Name:	David A. Christman
Title:	Senior Vice President

Bright House Networks, LLC

By	/s/ Leo Cloutier
Name:	Leo Cloutier
Title:	Vice President

Newhouse Broadcasting Corporation

By	/s/ Samuel I. Newhouse, III
Name:	Samuel I. Newhouse, III
Title:	Secretary and Assistant Treasurer

Google Inc.

By	/s/ Kent Walker
Name:	Kent Walker
Title:	Vice President and General Counsel